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                                                                    EXHIBIT 12.1

              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES
        STATEMENT RE:COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                                          For the
                                                                                                        Three Months
                                                    For the Year Ended May 31,                        Ended August 31,
                                      -------------------------------------------------------      ---------------------
                                        1990        1991        1992          1993     1994          1993         1994
                                        ----        ----        ----          ----     ----          ----         ----
Income from continuing operations
  before income taxes..............   $200,486    $245,142    $359,199      $418,644  $359,901     $ 90,728     $107,028
Less: Equity in Earnings
 of Unconsolidated Affiliates......     (2,902)     (5,338)     (6,673)      (12,489)  (23,846)      (3,470)      (6,329)

Add:

  Cash dividends received from
   unconsolidated affiliates.......         -           -           -             -        178          178          894
  Portion of rents representative
   of interest.....................     38,257      31,803      35,477        35,822    30,728        8,029        6,668
  Interest, net of capitalized
   portion.........................    130,882     123,852      89,376        75,343    70,037       18,406       17,660
  Amortization of previously
   capitalized interest............      2,538       2,967       3,368         3,595     3,784          899          946
                                       -------     -------    --------     ---------   -------      -------      -------
Income, as adjusted................    369,261     398,426     480,747       520,915   440,782      114,770      126,867
                                       =======     =======    ========     =========   =======      =======      =======
Fixed charges:

Interest, net of capitalized
  portion..........................    130,882     123,852      89,376        75,343    70,037       18,406       17,660
Capitalized interest...............     19,492      16,890      11,021         9,028     3,749          801        1,129
Portion of rents representative
  of interest......................     38,257      31,803      35,477        35,822    30,728        8,029        6,668
                                      --------    --------     -------      --------  --------      -------     --------
Total fixed charges................   $188,631    $172,545    $135,874      $120,193  $104,514      $27,236     $ 25,457
                                      ========    ========    ========      ========  ========      =======     ========
Ratio of earnings to fixed
  charges:                                2.0x        2.3x        3.5x          4.3x      4.2x         4.2x         5.0x

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